CONSENT OF INDEPENDENT AUDITORS

Amerindo Funds Inc.

We consent to use in Post-Effective Amendment No. 9 to Registration Statement No. 333-00767 of our report dated December 15, 2000, appearing in the Annual Report to Shareholders for the periods ended October 31, 2000, which is incorporated by refence in the Statement of Additional Information which is part of such Registration statement , and to the references to us under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Auditors" in the Statement of Additional Information.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
New York, New York
February 26, 2001